EXHIBIT 10.64

First Union National Bank

SC8467
Post Office Box 1329
Greenville, South Carolina 29602

[FIRST UNION LOGO]

On April 1, 2002 First Union National Bank changed its name to Wachovia Bank, National Association.

December 31, 2002

Mr. Charles R. Tutterow

Executive Vice President
JPS Industries, Inc.
555 North Pleasantburg Drive
Suite 202
Greenville, SC 29607

Re:     Obligor # 4794862899, Obligation # 1331016

Dear Chuck:

      Reference is made to that certain Revolving Credit and Security Agreement dated as of May 9, 2001, between JPS Industries, Inc. (the “Borrower”) and Wachovia Bank, National Association (the “Bank”). The Revolving Credit and Security Agreement and all other documents executed and delivered in connection therewith are collectively referred to herein as the “Loan Documents”. All capitalized terms used but not defined herein shall have the meanings assigned in the Loan Documents.

      The document provides:

Tangible Net Worth.     Borrower shall at all times, maintain, on a consolidated basis, a Tangible Net Worth of at least $48,000,000. “Total Liabilities” shall mean all liabilities of Borrower, including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet of Borrower in accordance with GAAP applied on a consistent basis. “Tangible Net Worth” shall mean the total assets (including goodwill) minus Total Liabilities. For purposes of this computation, the aggregate amount flowing from any officers, stockholders or other Affiliates of Borrower shall be subtracted from total assets, and Total Liabilities shall include debt fully subordinated to Bank on terms and conditions acceptable to Bank.

      The Bank has determined that the Borrower has violated the above-referenced provision due to the following:

Per the quarterly compliance report dated 11/02/2002, Tangible Net Worth is $14,031,960.00

      The Borrower has requested the Bank’s waiver, and the Bank does hereby waive the Borrower’s default under this provision through 11/02/2003, subject to Borrower’s execution of and return of this letter. This waiver is limited to the default recited above and shall not be construed to be a waiver of any subsequent default under the referenced provision, or of any existing or future defaults under any other provision of any Loan Document.

544377

Bank and Borrower agree to reduce the principal amount of the Line of Credit to $25,000,000.00, which will be evidenced by a separate modification agreement.

      The Borrower, by signature below, represents and warrants that there exist no defaults or event of default under the Loan Documents other than those specifically waived herein, that the Loan Documents are in full force and effect, and that Borrower does not have any defenses to its obligations under the Loan Documents nor any claims against Bank.

      Please evidence your acceptance of the terms of this waiver by signing and returning to the Bank a copy of this letter bearing original authorized signature of each of the parties indicated.

Very Truly Yours,

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ CLAIRE M. RIPLEY

Claire M. Ripley
Vice President
Risk Management

ACCEPTED AND AGREED TO:

JPS Industries, Inc.

By: /s/ Charles R. Tutterow	By:

Name: Charles R. Tutterow	Name:
Title: Executive VP & CFO	Title:

Date: 12/31/02	Date: